EXHIBIT 10.4

Transition Agreement

This Agreement establishes the understanding between Hancock Fabrics, Inc. (the “Company” as herein defined) and Linda Gail Moore (the “Executive”) as of this date, July 20, 2009, regarding the provisions of her Transition.

1.	The Transition Period shall run for 26 weeks beginning Monday, July 20, 2009 and ending Friday, January 22, 2010.

2.
During the course of the Transition Period, the Executive will remain an employee of the Company unless termination occurs earlier by Resignation or Discharge for Cause as described herein.  As an employee, the Executive will retain the title held at the time of this Agreement until a successor is hired, and continue to be eligible for benefits and be bound by the policies, procedures and rules of conduct as other similarly situated employees except as otherwise stated in this Agreement.

3.
The Executive will make herself available to the Company to perform such services as may be required.  During the term of the Transition Period, the Executive will be provided suitable office facilities, but need not present herself at the offices of the Company nor at any other specified location, unless otherwise requested by the Company.  The Executive also agrees to provide to the Company, upon request, (i) information concerning her employment with the Company, and (ii) reasonable assistance relating to her previous employment with the Company, including but not limited to providing truthful testimony in any legal action pursued or defended by the Company in which she has information or knowledge.

4.
Throughout the end of the Transition Period, the Executive shall be paid her salary that was in effect at the time of this Agreement, at regular payroll dates, unless Discharged for Cause as described herein. It is understood and agreed that the salary payments, regardless of duration, encompass (i) earned vacation, holidays, sick pay and any other form of paid time off, and (ii) any monetary bonus, incentive or award that the Executive had or would earn or be entitled to either prior to or during the Transition Period.

5.
Through the earlier of the termination of employment or the end of the Transition Period, the Executive and her eligible dependents shall be able to actively participate in the Medical, Flexible Spending Account, Dental, Life Insurance, Short Term Disability, Long Term Disability and Hancock Fabrics Retirement Savings (401(k)) Plan in accordance with the respective plan rules.

6.
During the Transition Period, the Executive will not be eligible for merit or other forms of increases in base salary.  The Executive shall not be a participant in the MOG Group Short or Long Term Incentive Plans for 2009 or 2010.  The provisions of the Change in Control Agreement dated January 1, 2009 shall not be in effect unless the terms of this Agreement are not honored by the successor owners following a Change in Control.

7.
In the event that the Executive begins other employment that is not restricted by this Agreement, prior to the end of the Transition Period, the Executive’s employment with the Company will terminate by Resignation.  However both the payments from the Company and the Executive’s obligations under this Agreement shall continue for the duration of the Transition Period.

8.
If, prior to the end of the Transition Period, the Executive is Discharged for Cause, no further payments will be paid by the Company to the Executive, however the Executive’s obligations under this Agreement shall continue.

For purposes of this Agreement, “Cause” shall mean any of the following:
•	Theft, dishonesty, willful misconduct, breach of fiduciary duty, falsification of employment or Company records.
•	Willful violation of any rule, law or regulation (excluding traffic citations and similar offenses), or commission of an act involving moral turpitude.
•	Intentional failure to perform regular or assigned duties.
•	Intentional disclosure of Company’s confidential or proprietary information.
•	Breach of the Company’s Insider Trading Policy.
•	Any material breach of the Company’s Code of Business Conduct and Ethics.
•	Material violation of the obligations under this Agreement.

9.
By signing this Transition Agreement, the Executive agrees to release and forever discharge Hancock Fabrics, Inc. and its parent corporations, subsidiaries and affiliates, and their shareholders, officers, employees, agents, representatives, independent contractors, successors, assigns and benefit plans (the “Company”) from any and all claims, actions, liabilities and suits, whether known or unknown, whether existing now or arising, accruing, or maturing later, arising out of anything that has occurred up through the date this Transition Agreement is signed, or end of the Transition Period, whichever is later, including but not limited to any claims that arise from the Executive’s employment with the Company, but excluding any claim for vested benefits from a retirement plan in which she was a participant.

10.
Without limiting the generality of the foregoing, the Executive agrees that, by signing this Transition Agreement, she is releasing and waiving any and all claims that she ever had or may have as of the date this Transition Agreement is signed or the end of the Transition Period, whichever is later, for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. Sec.Sec. 621, et seq.  The Executive is advised to consult with an attorney before signing this Transition Agreement; that the consideration the Executive receives in exchange for signing this Transition Agreement is in addition to amounts to which the Executive was already entitled; and that the Executive may, before signing this Transition Agreement, consider this Transition Agreement for a period of 21 calendar days.  After such 21-day period, the offer contained in this letter is withdrawn.  By signing this Agreement, the Executive indicates that she has used as much of the 21 calendar day period as needed or desired.  The Executive may revoke this Transition Agreement within 7 calendar days from the date of the signing of this Transition Agreement.  This Transition Agreement is not effective until 7 calendar days following its signing.

11.
The Executive acknowledges that information, observations and data obtained by her while employed by the Company (“Confidential Information”) are the property of the Company.  By signing this Transition Agreement, the Executive agrees not to disclose to any unauthorized person, or use for her own purpose, any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions.

12.
The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Products”) belong to the Company.  The Executive shall promptly disclose such Work Products to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership.

13.
Notwithstanding the obligations set forth in the above two paragraphs, after termination of employment with the Company, the Executive is free to use Residuals of the Company’s Confidential Information and Work Products for any purpose subject only to the obligations with respect to disclosure set forth herein and any copyrights of patents of the Company.  The term “Residuals” means information in non-tangible form that may be retained in the Executive’s unaided memory derived from the Company’s Confidential Information and Work Product to which the Executive had access during her employment with the Company.  The Executive may not retain or use the documents and any other tangible materials containing the Company’s Confidential Information or Work Product after the termination of employment with the Company.

14.
The Executive agrees that for the duration of the Transition Period, she will not directly or indirectly own any interest in, manage, control, participate in, work for, consult with or render any services for any Material Competitor of the Company.  “Material Competitor” is defined as a retailer of both fabrics and home décor items on a national or multi-state scale.  Examples of such competitors include, but are not limited to Jo-Ann Stores, Hobby Lobby and Michaels.  Nothing in this paragraph shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as there is no active participation in the business of such corporation.  The Company reserves the right to enforce this provision in any state in which it is enforceable.

15.
The Executive agrees that for the duration of the Transition Period, she will not directly or indirectly through another entity 1) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof, 2) hire any person who was an employee of the Company at any time of his/her employment history, or 3) induce or attempt to induce any customer, supplier, licensee, licenser, franchisee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between such supplier, licensee, licenser, franchisee or other business relation and the Company (including, without limitation, making negative statements or communications about the Company).

16.
To the extent that the Executive has a grant(s) of restricted stock under the Hancock Fabrics, Inc. Stock Incentive Plan, in which some or all of the shares are not vested as of the date of this Agreement, the Company will pay the Executive the cash equivalent of the fair market value of her unvested, outstanding, restricted stock grants that would have vested as of the end of the Transition Period.  The Company will pay this amount in a single lump-sum payment.

17.
This Transition Agreement contains the entire understanding between the Executive and the Company concerning the Executive’s employment during the Transition Period and termination of employment and may only be amended by a written instrument signed by both parties.

For the Company:

/s/ Jane Aggers	July 20, 2009
Jane Aggers, President & CEO	Date

For the Executive:

/s/ Linda G. Moore	July 22, 2009
Linda Gail Moore, SVP Merchandising	Date